EXHIBIT 22.1

                            PSB's 2000 Annual Meeting
                                 Proxy Statement

     -----------------------------------------------------------------------

                               PSB BANCGROUP, INC.
     -----------------------------------------------------------------------






                                 March 17, 2000




Dear Fellow Shareholders:

         We  cordially   invite  you  to  attend  the  2000  Annual  Meeting  of
Shareholders of PSB BancGroup, Inc. ("PSB"), the parent holding company for Peoples State Bank. Our Annual Meeting will be held at the First Baptist Church located at 206 East Orange Steet, Lake City, Florida 32055, on April 18, 2000 at 2:00 p.m., Eastern Standard Time.

         The Notice of the Annual Meeting and Proxy Statement attached to this letter describe the formal business to be transacted at the Annual Meeting and provide material information concerning that business. Directors and officers of PSB, as well as a representative of the accounting firm Hacker, Johnson, Cohen & Grieb, P.A., will be present at the Annual Meeting to respond to your questions.

         YOUR VOTE IS IMPORTANT. Please sign, date and mail the enclosed Proxy Card in the postage-paid envelope which has been provided for your use. If you attend the Annual Meeting and prefer to vote in person, you will be able to do so.

         On behalf of the Board of Directors and all the employees of PSB, we look forward to seeing you at the Annual Meeting.

                                         Sincerely,

                                         /s/ Robert W. Woodard

                                         Robert W. Woodard
                                         President and Chief Executive Officer

     -----------------------------------------------------------------------

                               PSB BANCGROUP, INC.
     -----------------------------------------------------------------------



                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2000


         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders ("Annual Meeting") of PSB BancGroup, Inc. ("PSB"), will be held at the First Baptist Church located at 206 East Orange Street, Lake City, Florida 32055 on April 18, 2000 at 2:00 p.m., Eastern Standard Time, for the following purposes:

         Proposal I        To  elect  two  Class I  members  of the  Board  of
                           Directors;

         Proposal II       To  approve  PSB's  Amended  1998  Employee  Stock
                           Option and Limited Rights Plan;

         Proposal III      To appoint the firm of Hacker,  Johnson,  Cohen &
                           Grieb as the independent auditors for PSB for the fiscal year ending December 31, 2000; and

         Proposal IV       To  adjourn   the   Annual   Meeting  to  solicit
                           additional   proxies  in  the  event  there  are  not
                           sufficient votes to approve Proposals I, II or III.

         The Board of Directors has fixed the close of business on February 18, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to vote at this Annual Meeting, or at any adjournments thereof. In the event there are insufficient votes for a quorum to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by PSB.

                                      By Order of the Board of Directors

                                      /s/ Jimmie A. Kirk
                                      Jimmie A. Kirk
                                      Corporate Secretary

Lake City, Florida
March 17, 2000

     -----------------------------------------------------------------------

                               PSB BANCGROUP, INC.
     -----------------------------------------------------------------------


                          500 South 1st Street, Suite 1
                            Lake City, Florida 32025


                               ------------------


                                 PROXY STATEMENT

                               ------------------



Solicitation and Voting of Proxies

         This Proxy Statement and the accompanying Proxy Card are being furnished to shareholders of record as of February 18, 2000, in connection with the solicitation of proxies by the Board of Directors of PSB BancGroup, Inc., Lake City, Florida ("PSB"), the parent holding company for Peoples State Bank ("Bank") to be voted at the 2000 Annual Meeting of Shareholders ("Annual Meeting"). Please note that PSB and the Bank are collectively referred to herein as the "Company." The Annual Meeting is being held at the First Baptist Church, 206 East Orange Street, Lake City, Florida 32055, on April 18, 2000 at 2:00 p.m., Eastern Standard Time. The 1999 Annual Report, including the financial statements for the fiscal year ended December 31, 1999, accompanies this Proxy Statement, which is first being mailed to shareholders on or about March 17, 2000.

         Regardless of the number of shares of common stock that you may own, it is important that your shares be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed Proxy Card and returning it, signed and dated, in the enclosed postage-paid envelope. We urge you to indicate your vote in the spaces provided on the Proxy Card. Proxies solicited by the Board of PSB will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the election of two Class I directors each for three-year terms; "FOR" the approval of the Amended 1998 Employee Stock Option and Limited Rights Plan; "FOR" the appointment of Hacker, Johnson, Cohen & Grieb, P.A. as the Company's independent auditors for the fiscal year ending December 31, 2000; and "FOR" the adjournment of the Annual Meeting to solicit additional proxies in the event that there are not sufficient votes to approve any one or more of the foregoing Proposals.

         The Board of Directors does not have knowledge of any additional business that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on other business, if any, that may properly come before this Annual Meeting, or any adjournment thereof.


                      ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025
                                        1

         It is important that proxies be returned promptly. Whether you plan to be present in person at the Annual Meeting or not, please vote, sign and date the enclosed Proxy Card and return it in the enclosed envelope which does not require postage if mailed in the United States.

Revocation of Proxy

         Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy at any time prior to its exercise by filing with the Corporate Secretary a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting Procedures

         Under the Florida Business Corporation Act ("Act"), directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Our Bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. Other matters are approved if affirmative votes cast by the holders of shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter exceed votes opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Act or our Articles or Incorporation. Abstentions and broker non-votes have no effect under Florida law.

         The close of business on February 18, 2000, has been fixed by the Board of Directors as the "Record Date" for determination of shareholders entitled to notice of and to vote at this Annual Meeting and any adjournments thereof. The total number of shares of common stock outstanding on the Record Date was 515,034 shares.

         Each shareholder of record on the Record Date has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected. Our Bylaws do not provide for cumulative voting; rather, shareholders have a right to one vote per share owned on any matters presented for shareholder vote. Thus, for example, if a shareholder owns five shares, that shareholder may vote a maximum of five shares for each director to be elected.

Security Ownership of Certain Beneficial Owners

         The following table contains information concerning the only person known by management to be the beneficial owners of more than five percent (5%) of the outstanding shares of PSB common stock as of the Record Date.



                            [Table Follows This Page]


                      ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
            500 South 1st Street, Suite 1, Lake City, Florida 32025
                                        2

               Name/Address of                     Number of          Percent of
              Beneficial Owner                     Shares(1)             Class
--------------------------------------------------------------------------------

ABC Bancorp                                          49,000              9.08%
310 First Street, SE
Moultrie, Georgia 31768

Samuel F. Brewer                                     56,840             10.46
512 West Montgomery Street
Lake City, Florida 32025-5118

Frank A. Broome, III                                 43,000              8.01
2902 224th Street
Lake City, Florida 32024

John W. Burns, III                                   32,600              6.14
RR 13 Box 319
Lake City, Florida 32055

Jasper and Marthalene Davis                          31,200              5.88
Family Partnership, LLP
936 Gordon Avenue
Thomasville, Georgia 32792

Renny B. Eadie, III                                  39,000              7.30
Rt. 22, Box 2913
Lake City, Florida 32024

Robert M. Eadie                                      39,000              7.30
Rt. 13, Box 559
Lake City, Florida 32055

George or James Fletcher                             36,000              6.75
P.O. Box 578
Branford, Florida 32008

Lois and Laurie Kirby(2)                             43,468              8.10
P.O. Box 567
Lake City, Florida 32056

Shilpa U. Mhatre                                     39,068              7.31
Rt. 18, Box 600
Lake City, Florida 32025

Alton C. Milton, Sr.                                 27,800              5.26
2732 S. First Street
Lake City, Florida 32025

Alton C. Milton, Jr.                                 27,800              5.26
2732 S. First Street
Lake City, Florida 32025

Andrew T. Moore                                      33,512              6.30
104 Fairway Drive
Lake City, Florida 32055

Roger W. Ratliff                                     50,000              9.26
14860 S.E. CR 137
Jasper, Florida 32052


                          [Footnotes Follow This Page]

                      ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025

(1) Includes warrants to purchase common stock. Also includes shares for which the named person:

o    has sole voting and investment power,
o    has shared voting and investment power with a spouse, or
o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes, but
o    does not includes shares that may be acquired by exercising stock options.

(2) 21,734 shares held in the Laurie G. Kirby Revocable Trust and 21,734 shares held in the Lois F. Kirby Revocable Trust.

                       PROPOSAL I -- ELECTION OF DIRECTORS

         The Board of Directors of PSB is presently comprised of seven members, two of whom also serve as directors of the Bank. Our Articles of Incorporation provide for three classes of directors with staggered three year terms. This year, Class I directors are standing for election. At the 2001 Annual Meeting, Class II directors will stand for election and at the 2002 Annual Meeting, Class III directors will stand for election. No person being nominated as a director is being proposed for election pursuant to any agreement.

         The two nominees for Class I directors named below have both indicated that they are willing to stand for election and will serve if elected as directors. Should either of the two nominees become unable or unwilling to serve, proxies will be voted for the election of such other person or persons as the Board may choose to nominate.

         The following table sets forth the business experience, age and beneficial ownership of PSB common stock for each director and director nominee, as well as the beneficial ownership of PSB common stock for each non-director officer.

                          CLASS I DIRECTOR NOMINEES --
                             TERMS EXPIRING IN 2003


John W. Burns, III, age 39, is a State Farm Insurance Agent in Lake City, Florida. Mr. Burns was born and raised in Lake City. He graduated from Stetson University in DeLand, Florida, in 1981 with a BA. He has been a State Farm Insurance Agent since 1989 and was named one of the top 50 agents in the country in 1990. He has served as President, Treasurer and Campaign Chairman of the United Way of Suwannee Valley. Mr. Burns is currently a member of the Lake City Elks Lodge and the Lake City Rotary Club.

32,600  shares of common stock*
6.14% of common stock  outstanding

Robert M. Eadie, age 48, a native of Lake City, Florida, graduated from Columbia High School and received an AA from Lake City Community College. After serving in the U.S. Army, Mr. Eadie joined his father in the family business in 1975. Since then, he has managed Lake City Industries, Inc., a lumber and building supply business. He presently serves as the company's President, and as Vice President of Columbia Ready Mix, Inc. Mr. Eadie is a member of First Baptist Church, the Masonic Lodge, the Shrine Club and the Lake City York Rite.

39,000 shares of common stock*
7.30% of common  stock  outstanding
                     ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
            500 South 1st Street, Suite 1, Lake City, Florida 32025

                              CONTINUING DIRECTORS


                  CLASS II DIRECTORS -- TERMS EXPIRING IN 2001


Shilpa U. Mhatre, age 46, received a BS in Microbiology from the University of Bombay in 1974. For the past 21 years, Ms. Mhatre has operated the business office for Psychiatric Associates of Lake City, P.A., a successful medical practice owned by her husband. In addition, she has owned and managed several residential and commercial properties in Lake City for the past 15 years and is part owner of The Plantations, a 48-bed adult living facility in Lake City.

39,068 shares of common  stock*
7.31% of common stock  outstanding

Alton C. Milton, Jr., age 30, is a 1988 graduate of Columbia High School, Lake City, Florida. Upon graduation he and his father became joint partners of M & M Farms, a venture that includes tree and cattle farming. In 1991, Mr. Milton joined his father in the Sunshine True Value Hardware Store, in Lake City, Florida, and now serves as its Vice President and as Vice President of Sunshine Electrical & Plumbing Supply, Inc., a wholesaler and distributor of plumbing and electrical supplies. Mr. Milton's father is Alton C. Milton, Sr., who is also a director of PSB.

27,800 shares of common stock*
5.26% of common stock outstanding


                  CLASS III DIRECTORS -- TERMS EXPIRING IN 2002


Alton C. Milton, Sr., age 65, is a native of Columbia County. Mr. Milton received his GED from Columbia High School in 1957. In 1975, he opened Sunshine True Value Hardware, wholly owned by him and his son. He served as director of Lake City Federal Savings & Loan, which later became Sun Federal, which was merged with Anchor Savings & Loan in 1986. He is a member of the Lake City Chamber of Commerce and a member of the Deep Creek Advent Christian Church. Mr. Milton also serves as a director of the Bank.

27,800 shares of common stock*
5.26% of common stock outstanding

Andrew T. Moore, age 48, attended The Bolles School, Jacksonville, Florida, from 1966-70 and graduated from Jacksonville University in 1974 with a BS in Business. Mr. Moore joined the family business, Rountree-Moore Ford/Toyota, in May of 1974 and is presently its Vice President and General Manager. He has served as President and Treasurer of the Lake City Kiwanis Club, five years as a Board Member of the Lake City/Columbia County Chamber of Commerce and three years as a Columbia County Boys Club Board Member.

33,512 shares of common stock*
6.30% of common stock outstanding

Robert W. Woodard, age 50, is the President and Chief Executive Officer of PSB, and the Executive Vice President of the Bank. Mr. Woodard began his banking career in 1969. He moved to Lake City, Florida, in 1987 where he joined Barnett Bank of North Central Florida as Vice President, Commercial Loans. In August, 1992, he joined CNB National Bank (Lake City) as Vice President, Commercial Loans. Mr. Woodard left CNB in 1997 to organize PSB and the Bank. He serves as Florida Bankers Association Group III Chairman and on the City of Lake City Planning and Zoning Board. He is an active member of First Baptist Church, Lake City, Florida. Mr. Woodard also serves as a director of the Bank.

22,200 shares of common stock*
4.22% of common stock outstanding

                  ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025
                                        5

                              NON-DIRECTOR OFFICER


Jimmie A. Kirk. Mr. Kirk is the Vice President and Corporate Secretary of PSB and Cashier and Corporate Secretary of the Bank.

0 shares of common stock
0.00% of common stock outstanding

All PSB Directors and Officers as a Group (8 persons)

221,980 shares of common stock
35.46% of common stock outstanding

----------------

* Includes Warrants to purchase common stock. Includes shares for which the named person:

o    has sole voting and investment power,
o    has shared voting and investment power with a spouse, or
o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes, but
o    does not includes shares that may be acquired by exercising stock options.


--------------------------------------------------------------------------------
         The Board of Directors Recommends That Shareholders Vote "For"
                   the Two Board Nominated Class I Directors.
--------------------------------------------------------------------------------

                        REPORT OF THE BOARD OF DIRECTORS

Meetings and Compensation of Directors

         The Board of Directors of PSB conducts its business through meetings of the full Board. At this time the Company does not compensate its directors for their service on the Board or their attendance at Board meetings. During the fiscal year ended December 31, 1999, the Board of Directors met 20 times. Except for Ms. Shilpa U. Mhatre and Mr. Andrew T. Moore, none of the directors attended fewer than 75% of the total meetings held. Ms. Mhatre attended 60% of the Board meetings and Mr. Moore attended 70% of the Board meetings.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, the total compensation paid to or accrued by the Chief Executive Officer and President of the Company.


                               Annual Compensation
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Restricted
Name and Principal                                               Directors'        Other Annual           Stock
Position                       Year       Salary      Bonus         Fees          Compensation(1)        Awards        Options
--------------------------------------------------------------------------------------------------------------------------------

Robert W. Woodard              1999     $    67,500     -             -              $ 4,279                -             -
   President/CEO of the        1998          67,500     -             -                4,279                -             -
   Company and                 1997          36,616     -             -                2,321                -             -
   Executive Vice
   President of the Bank

------------------

(1) Family health insurance coverage. The value of all other personal benefits received by Mr. Woodard was less than the required reporting threshold.

                     ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025

Executive Compensation Policies and Program

         The compensation of the Company's executive officers is determined by the respective Boards of Directors, excluding any director who is also an executive officer. Only Mr. Woodard, President and Chief Executive Officer of PSB, and Mr. Small, Chief Executive Officer and President of the Bank, serve as both directors and as executive officers. Initially, the respective Chief Executive Officers determine the salary range recommendations for all employees, including executives other than themselves. The Chief Executive Officers then present their recommendations to their Boards which review and analyze all information that has been submitted. Thereafter, the respective Boards determine the compensation of all executive officers, including the compensation of the Chief Executive Officers. The Company's executive compensation program is designed to:

o    Attract and retain qualified management;
o    Enhance short-term financial goals; and
o    Enhance long-term shareholder value.

         The Company strives to pay each executive officer the base salary that would be paid on the open market for a fully qualified officer of that position. The level of base salaries for the Chief Executive Officers for the Company and other executive officers are determined by the respective Board of Directors are based upon competitive norms, derived from annual surveys published by several independent banking institutes or private companies specializing in financial analysis of financial institutions. Such surveys provide information regarding compensation of financial institution officers and employees based on size and geographic location of the financial institution and serve as a benchmark for determining executive salaries. The Company sets their compensation ranges at or near the median for executives at similar financial institutions. Actual salary changes are based upon an evaluation of each individual's performance based upon established objectives and specific job description objectives, as well as the overall performance of the Company. Through and including 1999, there were no bonuses paid to any of the Company's employees.

Board Interlocks and Insider Participation in Compensation Decisions

         Robert W. Woodard, President and Chief Executive Officer of PSB and Executive Vice President of the Bank, is a member of PSB's and the Bank's Board of Directors. Mr. Woodard participated in the Boards' deliberations regarding executive compensation, but did not participate in any deliberations regarding his own compensation or transactions. Wesley T. Small is the President and Chief Executive Officer of the Bank and a member of the Bank's Board. Mr. Small participated in deliberations of the Bank's Board regarding executive compensation, but did not participate in any deliberations regarding his own compensation or transactions.

Employment Contracts

         The PSB and the Bank have jointly entered into employment agreements with two of their executive officers, Robert W. Woodard, President and Chief Executive Officer of PSB and Executive Vice President of the Bank, and Wesley T. Small, President and Chief Executive Officer of the Bank. The following is a summary of their employment agreements:

                      ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025
                                        7

         Robert W. Woodard's employment agreement was significantly amended and re-executed on July 28, 1997. Pursuant to its terms, Mr. Woodard is to receive a base salary, plus reimbursement of reasonable business expenses.

         The original term of Mr. Woodard's employment agreement was two years, with the Company having the annual right to renew the agreement for successive one year terms, so the agreement may always have a two-year term. On July 20, 1999, the Board again decided to extend Mr. Woodard's agreement for one additional year, so that it now expires on June 16, 2001. Any party may terminate the agreement by delivering to the other parties a notice of termination. The date of termination may be no less than 30 days after delivery of the notice.

         Mr. Woodard's employment agreement provides for termination by the Company for reasons other than for "just cause," and by Mr. Woodard for "good reason," as those terms are defined in the employment agreement. In the event the employment agreement is terminated by the Company for reasons other than for "just cause" or by Mr. Woodard for "good reason," he shall be entitled to a severance payment. The severance payment will be a sum equal to Mr. Woodard's total compensation for the remainder of the term of the employment agreement, payable in semi-monthly sums, plus any accrued incentive compensation.

         If Mr. Woodard becomes disabled, he would be entitled to receive his monthly base salary until the earlier of three months, the date he returns to work, the date he begins work, at another financial institution, or his death. In the event of Mr. Woodard's death, his estate shall be entitled to that portion of his compensation that would have been payable up to the first working day of the first month after his death.

         The employment agreement also permits Mr. Woodard to terminate his employment voluntarily. In the event of a voluntary termination, or a termination for just cause, all rights and benefits under the contract shall immediately terminate.

         Wesley T. Small's employment agreement became effective on November 15, 1999, and has a term of one year. Upon mutual agreement of the Company and Mr. Small, his employment agreement may be extended for two six-month periods. Under the employment agreement, Mr. Small is entitled to receive a base salary, plus reimbursement of reasonable business expenses. A specific condition of Mr. Small's employment agreement is that he works closely with Robert W.
Woodard in the area of bank operations.

         In the event Mr. Small's employment is terminated for reasons other than for "just cause," or if he terminates his employment for "good reason," as those terms are defined in his employment agreement, he shall receive as a severance payment, one year of his base salary, payable in semi-monthly installments. Should Mr. Small become disabled during the term of his employment agreement, he would be entitled to receive his monthly base salary until the earlier of three months, the date he returns to work, the date he begins work at another financial institutions or his death. In the event of Mr. Small's death, his estate shall be entitled to that portion of Mr. Small's compensation that would have been payable up to the first working day of the first month after his death.

                      ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
            500 South 1st Street, Suite 1, Lake City, Florida 32025

         The employment agreement permits Mr. Small to terminate his employment voluntarily. In the event of a voluntary termination, or a termination for just cause, all rights and benefits under the contract shall immediately terminate.

                              RELATED TRANSACTIONS

         During 1999, four members of either PSB's Board or the Bank's Board, or their related business interests, had loans or lines of credit from the Bank that total more than $50,000. These loans and lines of credit were made on the same terms as extensions of credit are made to the Bank's unaffiliated customers. Their terms are summarized in the following table.


                                      Highest
                                    Outstanding
            Name                  Balance in 1999           Type of Credit             Interest Rate
-------------------------------------------------------------------------------------------------------

Frank A. Broome, III                $ 122,000            Residential Mortgage              7.00%

Robert M. Eadie                       200,000*              Commercial Line            Prime + 0.25%
                                       19,706*              Commercial Loan                7.00%
                                       10,000               Executive Line             Prime + 0.25%

Renny B. Eadie, III                   200,000*              Commercial Line            Prime + 0.25%
                                       19,706*              Commercial Loan                7.00%

Alton C. Milton, Sr.                   50,000               Executive Line             Prime + 0.25%
                                       33,909               Commercial Loan                7.20%
         ------------------

* Extensions of credit to Lake Cities Industries, Inc. The two $200,000 Commercial Line items represent the same line and the two $19,706 Commercial Loan items represent the same loan. Robert M. Eadie and Renny B. Eadie, III are shareholders and officers of Lake Cities Industries, Inc.

                   PROPOSAL II -- APPROVAL OF THE AMENDED 1998
                      KEY EMPLOYEE STOCK OPTION AND LIMITED
                                   RIGHTS PLAN

         The Board of Directors has adopted the Amended 1998 Employee Stock Option and Limited Rights Plan ("Plan") for the benefit of officers and other key employees of the Company. A copy of the Plan is attached hereto as Appendix A.

         The Plan provides for a maximum of 10% of the outstanding shares of PSB common stock to be issued pursuant to the exercise of either incentive or non-statutory stock options ("Options") granted under the Plan, unless adjusted as provided in Section 14 of the Plan. The Plan also provides for the granting of "Limited Rights" (stock appreciation rights) simultaneously with the grant of any Option.

         Under the Plan, participants, at the discretion of the Compensation Committee (presently the Board), may be granted Options to purchase common stock at a price not less than 100% of its "Fair Market Value" (as that term is defined in the Plan) on the date the option is granted, or $9.00, whichever is greater.

                   ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025
                                        9

         No Options may be exercised less than three nor more than 10 years after the date of their grant. Limited Rights may only be exercised after six months from the date of their grant and only in the following circumstances: (i) a change in control of the Company occurs; (ii) the underlying Option is exercisable; and (iii) the Fair Market Value of the underlying shares on the date of exercise is greater than the Option's exercise price.

         Options and Limited Rights are not transferable, except in the case of death. Furthermore, if a participant's employment is terminated for any reason other than for cause, their Options and Limited Rights may be exercised by them or their estate for varying periods of time, up to one year, depending on the Limited Right or type of Option held and the reason for termination of employment. In the case of a termination for cause, all Options and Limited Rights will terminate immediately.

         The Plan is subject to approval of the holders of a majority of PSB's outstanding common stock at this Annual Meeting. All Options granted before shareholder approval of the Plan are contingent upon receipt of such approval. As of the date of this Proxy Statement, Robert W. Woodard is the only employee to have been granted Options. Mr. Woodard was granted an incentive Option to purchase 10,000 shares of stock on July 28, 1997.

         The terms of the Program may be amended by the Board of Directors except that no amendment may increase the maximum number of shares included in the Plan, reduce the exercise price of the Options, extend the period during which Options may be granted or exercised, or permit any grant to a person who is not a full-time employee of PSB or its subsidiaries.

--------------------------------------------------------------------------------
         The Board of Directors Recommends That Shareholders Vote "For"
           the Approval of the Amended 1998 Employee Stock Option and
                              Limited Rights Plan.
--------------------------------------------------------------------------------

                   PROPOSAL III -- APPOINTMENT OF AUDITORS FOR
                      FISCAL YEAR ENDING DECEMBER 31, 2000

         The Board of Directors intends to retain the accounting firm of Hacker, Johnson, Cohen & Grieb, P.A., as the Company's independent auditors for the fiscal year ending December 31, 2000. A representative from the firm of Hacker, Johnson, Cohen & Grieb, P.A., is expected to be present at the Annual Meeting to respond to shareholder questions.


--------------------------------------------------------------------------------
         The Board of Directors Recommends That Shareholders Vote "For"
         the Appointment of Hacker, Johnson, Cohen & Grieb, P.A., as the Independent Auditors for the Fiscal Year Ending December 31, 2000.
--------------------------------------------------------------------------------

                     ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025
                                       10

                  PROPOSAL IV -- ADJOURNMENT OF ANNUAL MEETING

         PSB seeks your approval to adjourn the Annual Meeting in the event that the number of proxies sufficient to approve Proposals I, II or III are not received by April 18, 2000. In order to permit proxies that have been received at the time of the Annual Meeting to be voted for adjournment, the Company is submitting the question of adjournment as a separate matter for your consideration. If it becomes necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Annual Meeting.

--------------------------------------------------------------------------------
         The Board of Directors Recommends That Shareholders Vote "For"
                     the Adjournment of the Annual Meeting.
--------------------------------------------------------------------------------

Shareholder Proposals

         In order to be eligible for inclusion in PSB's proxy materials for next year's Annual Meeting of Shareholders, any shareholder's proposal to take action at such meeting must be received at the Company's corporate office at 500 South 1st Street, Suite 1, Lake City, Florida 32025, no later than November 19, 2000. Any such proposals shall be subject to the requirements of the proxy rules (Regulation 14A) adopted under the Securities Exchange Act of 1934.

Notice of Business to be Conducted at
an Annual Meeting and Shareholder Nominations

         Our Bylaws provide an advance notice procedure for certain business, including nominations for directors, to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary of the Company not less than ten days before the time originally fixed for such meeting.

Solicitation

         The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by PSB. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone, telegraph or mail. We are requesting persons, firms and corporations holding shares in their names, or in the names of their nominees for the benefit of others, to send proxy materials to and obtain proxies from such beneficial owners. PSB will reimburse the proxy holders for their reasonable out-of-pocket expenses.

Availability of Additional Information

         A copy of the 1999 Annual Report for the fiscal year ended December 31, 1999, accompanies this Proxy Statement. The Annual Report includes Financial Statements for the Company. Additional copies of the 1999 Annual Report maybe obtained by contacting Robert W. Woodard, President and Chief Executive Officer, PSB BancGroup, Inc., 500 South 1st Street, Suite 1, Lake City, Florida 32025, telephone number (904) 754-0002.

                     ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025

Other Matters Which May Properly Come Before the Meeting

         The Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting other than those matters described above in this Amended Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


PSB BancGroup, Inc.
Dated: March 17, 2000


















                     ------------------------------------


                       PSB BANCGROUP, INC. PROXY STATEMENT
             500 South 1st Street, Suite 1, Lake City, Florida 32025

                                   APPENDIX A
                               ------------------


                             THE PSB BANCGROUP, INC.

           AMENDED 1998 EMPLOYEE STOCK OPTION AND LIMITED RIGHTS PLAN


1.       PURPOSE

         The purpose of The PSB BancGroup, Inc. ("Company") 1998 Employee Stock Option and Limited Rights Plan ("Plan") is to advance the interests of the Company, its wholly owned subsidiary Peoples State Bank and its shareholders by providing key employees of the Company and its affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its affiliates largely depends, with an additional incentive to perform in a superior manner, as well as, to attract people of experience and ability.

2.       DEFINITIONS

         (a) "Board of Directors" means the Board of Directors of the Company.

         (b) "Affiliate" means (i) a member of a controlled group of corporations of which the Company is a member or (ii) an unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code 1986, as amended ("Code") and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and
                  (e)(3)(C).

         (c)      "Award"  means  an  Award  of  Non-Statutory   Stock  Options,
                  Incentive Stock Options, and/or Limited Rights granted under the provisions of the Plan.

         (d) "Committee" means the Compensation Committee of the Board of Directors.

         (e) "Plan Year or Years" means a calendar year or years commencing on or after January 1, 1998.

         (f) "Date of Grant" means the actual date on which an Award is granted by the Committee.

         (g) "Common Stock" means the common stock of the Company, par value, $0.01 per share.

         (h) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities

                                   APPENDIX A
                               ------------------


                  Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and ask sale prices on the last previous date on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the highest price at which the stock has sold in an arms length transaction during the 90 days immediately following the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock or the issue price of $9.00 per share, whichever is higher.

         (i) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 9 herein.

         (j) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant's lifetime.

         (k) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Company or one of its affiliates or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued to the Company or one of its affiliates.

         (l)      "Participant"   means  an  employee  of  the  Company  or  its
                  affiliates chosen by the Committee to participate in the Plan.

         (m) "Change in Control" of the Company means a change in control that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a][2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), other than any person who on the date hereof is a director or officer of the Company, (i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of the Company; or (ii) controls in any manner the election of the directors of the Company. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a

                                   APPENDIX A
                               ------------------


                  reorganization, e.g. consolidation or merger of the Company where the stockholders of the Company, immediately before the consummation of the transaction, will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

         (n) "Normal Retirement" means retirement at the normal or early retirement date as set forth in any tax qualified plan of the Company or its Affiliates.

         (o) "Vesting" means the number of annual installments in which a participant will be permitted to exercise an option, which in no event shall be fewer than three (3) installments.


3.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

4.       TYPES OF AWARDS

         Awards under the Plan may be granted in any one or a combination of the following, as defined below in Sections 7 through 9 of the Plan:

         (a)  Incentive Stock Options;
         (b)  Non-Statutory Stock Options; and
         (c)  Limited Rights.

5.       STOCK SUBJECT TO THE PLAN

         Subject to adjustment as provided in Section 13 herein, the maximum number of shares reserved for issuance under the Plan is 10% of the number of shares of Common Stock outstanding as of the date the Company terminates its 1998 stock offering. To the extent that options or rights granted under the Plan are exercised, the shares covered will be unavailable for future grants under the Plan; to the extent that options together with any related rights granted under the Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

6.       ELIGIBILITY

         Officers and other employees of the Company or its affiliates shall be eligible to receive Incentive Stock Options, Non-Statutory Stock Options and/or Limited Rights under the Plan. Directors who are not employees or officers of the Company or its affiliates shall not be eligible to receive Awards under the Plan.

                                   APPENDIX A
                               ------------------


7.       NON-STATUTORY STOCK OPTIONS

         7.1 Grant of Non-Statutory Stock Options. The Committee may, from time to time, grant Non-Statutory Stock Options to eligible employees. Non-Statutory Stock Options granted under this Plan are subject to the following terms and conditions:

                  (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Statutory Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date the option is granted or $9.00 per share whichever is higher. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Company at the Fair Market Value of such shares determined in the manner described in Section 2(h).

                  (b) Terms of Options. The term during which each Non-Statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Statutory Stock Option be exercisable in whole or in part in less than 3 nor more than 10 years and one day from the Date of Grant.

         The Committee shall determine the date on which each Non-Statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee, in its sole discretion, or the Participant if so provided in his written agreement executed pursuant to Section 11, may accelerate the time at which any Non-Statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control of the Company, all Non-Statutory Stock Options shall become immediately exercisable and consistent with the time period for exercise provided in Section 7.1(c).

                  (c) Termination of Employment. Upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, his Non-Statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by him at the date of termination, but only for a period of six (6) months following termination, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term. In the event of Termination for Cause, all rights of the terminated employee under his Non-Statutory Stock Options shall expire upon termination. In the event of the death, Disability or Normal Retirement of any employee, all Non-Statutory Stock Options held by the employee, whether or not exercisable at such time, shall be exercisable by the employee or his legal representatives or beneficiaries for one year following the date of his death, Normal Retirement or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term.

                                   APPENDIX A
                               ------------------


8.       INCENTIVE STOCK OPTIONS

         8.1 Grant of Incentive Stock Options. The Committee may, from time to time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

                  (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted or $9.00 per share whichever is higher. However, if an employee owns stock equal to more than 10% of the total combined voting power of all classes of Common Stock of the Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Company at the Fair Market Value of such shares determined in the manner described in Section 2(h) herein.

                  (b) Amounts of Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422 of the Code. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 8.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder.

                  (c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part in less than 3 nor more than 10 years from the Date of Grant. If any employee, at the time an Incentive Stock Option is granted to him, owns Common Stock representing more than 10% of the total combined voting power of the Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to him shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and

                                   APPENDIX A
                               ------------------


                  distribution and is exercisable in his lifetime only by the employee to which it is granted.

         The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable; provided, however, that, in the case of an Incentive Stock Option intended to qualify for the tax treatment available pursuant to Section 422 of the Code upon exercise, the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee, in its sole discretion, or the Participant if so provided in his written agreement executed pursuant to Section 11, may accelerate the time at which any Incentive Stock Option may be exercised in whole or in part. However, in the case of an Incentive Stock Option intended to qualify for the tax treatment available pursuant to Section 422 of the Code upon exercise, such acceleration must be consistent with the terms of
         Section 422 of the Code. Notwithstanding the above in the event of a Change in Control of the Company all Incentive Stock Options shall become immediately exercisable consistent with the time period for exercise provided in Section 8.1(d).

                  (d) Termination of Employment. Upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, his Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by him at the date of termination, but only for: (i) a period of three months following termination in the case of an Incentive Stock Option intended to qualify for the tax treatment available pursuant to Section 422 of the Code upon exercise, and (ii) a period of one year following termination in the case of an Incentive Stock Option not intended to be eligible for the tax treatment available pursuant to Section 422 of the Code upon exercise. In the event of Termination for Cause, all rights of the terminated employee under his Incentive Stock Options shall expire upon termination. In no event shall the period extend beyond the expiration of the Incentive Stock Option term.

         In the event of death or Disability of any employee, all Incentive Stock Options held by such employee, whether or not exercisable at such time, shall be exercisable by the employee or his legal representatives or beneficiaries for one year following the date of his death or cessation of employment due to Disability. Upon termination of an employee's service due to Normal Retirement, all Incentive Stock Options held by such employee, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of his Normal Retirement; provided, however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of his Normal Retirement. In no event shall the period extend beyond the expiration of the Incentive Stock Option term.

9.       LIMITED RIGHTS

         9.1 Grant of Limited Rights. The Committee may grant a Limited Right simultaneously with the grant of any option, with respect to all or

                                   APPENDIX A
                               ------------------


         some of the shares covered by such option. Limited Rights granted under this Plan are subject to the following terms and conditions:

                  (a) Terms of Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the date of grant of the Limited Right. A Limited Right may be exercised only upon the occurrence of all of the following conditions: (i) a Change in Control of the Company;
                  (ii) the  underlying  option is eligible to be exercised;  and
                  (iii) the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

         Upon exercise of a Limited Right, the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying option. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

                  (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Company an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

                  (c) Termination of Employment. Upon the termination of an employee's service for any reason other than Disability, Normal Retirement, death or Termination for Cause, any Limited Rights held by him shall be exercisable only as to those shares of the related option which were immediately purchasable at the date of termination and for a period of three months following termination. In the event of Termination for Cause, all Limited Rights held by him shall expire immediately.

         Upon  termination of an employee's  employment for reason of death,  or
         Disability,   all  Limited  Rights  held  by  such  employee  shall  be
         exercisable   by  the   employee   or  his  legal   representative   or
         beneficiaries for a period of one year from the date of such termination with respect to Limited Rights related to Incentive Stock Options, as well as, with respect to Limited Rights related to Non-Statutory Stock Options. Upon termination of an employee's employment for reason of Normal Retirement, all Limited Rights held by such employee shall be exercisable by the employee or his legal representative or beneficiary for one year with respect to both Limited Rights granted with respect to Incentive Stock Options and with respect to Limited Rights granted with respect to Non-Statutory Stock Options. In no event shall the period extend beyond the expiration of the term of the related option.

10.      RIGHTS OF A SHAREHOLDER: NONTRANSFERABILITY

         An optionee shall have no rights as a shareholder with respect to any shares covered by a Non-Statutory and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company or its affiliates or to continue to perform services for the Company

                                   APPENDIX A
                               ------------------


or its affiliates or interferes in any way with the right of the Company or its affiliates to terminate his services as an officer or other employee at any time.

         No Award under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative. No such transfer of the Award by the Participant by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such other evidence as the Committee administering the Plan may deem necessary or desirable to establish the validity of the transfer. The Award shall not be pledged, hypothecated, sold, assigned, transferred or otherwise encumbered or disposed of except as provided herein. Any purported pledge, hypothecation, sale, assignment, transfer or other encumbrance or disposition of the Award contrary to the provisions hereof shall be null and void and without effect. The levy of any execution, attachment, or similar process upon the Award shall be null and void and without effect.

11.      CALL PROVISION

         In the event the capital of the Company or its wholly owned banking subsidiaries falls below minimum requirements, as determined by its primary state or federal regulator, then the Board of Directors may call any or all of the options granted and outstanding under this Plan. Such call shall be in writing ("Notice") and shall provide that the option holder shall have 45 days to exercise the option or forfeit all rights thereunder. Any options called but not exercised shall expire 45 days from the date of such Notice and rights thereunder shall terminate.

12.      AGREEMENT WITH GRANTEES

         Each Award of options, and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

13.      DESIGNATION OF BENEFICIARY

         A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which he would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then his estate will be deemed to be the beneficiary.

14.      DILUTION AND OTHER ADJUSTMENTS

         In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

                                   APPENDIX A
                               ------------------


         (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

         (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

         (c) adjustments in the purchase price of outstanding Incentive and/or Non-Statutory Stock Options, or any Limited Rights attached to such options.

         No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

15.      WITHHOLDING

         There will be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required to be withheld by any governmental authority, if any.

16.      AMENDMENT OF THE PLAN

         The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided however, that if necessary to continue to qualify the Plan under the Securities and Exchange Commission Rule 16(b)-3, shareholder approval would be required for any such modification or amendments which:

         (a) increases the maximum number of shares for which options may be granted under the Plan (subject, however, to the provisions of Section 13 hereof);

         (b)      reduces the exercise price at which Awards may be granted;

         (c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

         (d)      changes the persons eligible to participate in the Plan.

         Failure to ratify or approve amendments or modifications to Subsections
(a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

         No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

17.      EFFECTIVE DATE OF PLAN

         The Plan shall be adopted by the Board of Directors and shall become effective upon such date of adoption, or other date as determined by the Board. Following the Effective Date of the Plan, the Plan shall be submitted to shareholders for approval. If the Plan shall not be approved by shareholders the Plan and any Awards granted thereunder shall be null and void.

                                   APPENDIX A
                               ------------------

18.      TERMINATION OF THE PLAN

         The right to grant Awards under the Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Plan or the issuance of Common Stock or the exercise of options or related rights equaling the maximum number of shares reserved under the Plan as set forth in Section 5. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

19.      APPLICABLE LAW

         The Plan will be administered in accordance with the laws of the State of Florida.


         Adopted this 25th day of March, 1998 by the Company's Board of Directors.

                                            /s/ Robert W. Woodard
                                                Robert W. Woodard, President

         Adopted on the _____ day of ________________, 1998 by the Company's Shareholders.


                                         ---------------------------------------

                                  EXHIBIT 22.2

                              Audited Consolidated
                              Financial Statements
                               for the year ended
                                December 31, 1999

                       PSB BANCGROUP, INC. AND SUBSIDIARY
                               Lake City, Florida

                    Audited Consolidated Financial Statements
           At December 31, 1999 and 1998 and For the Years Then Ended

                  (Together with Independent Auditors' Report)

                          Independent Auditors' Report

Board of Directors
PSB BancGroup, Inc.
Lake City, Florida:

         We have audited the accompanying consolidated balance sheets of PSB BancGroup, Inc. and Subsidiary (the "Company") at December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Hacker, Johnson, Cohen & Grieb, PA

HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 8, 2000



                                           PSB BANCGROUP, INC. AND SUBSIDIARY

                                               Consolidated Balance Sheets

                                                                                              At December 31,
                                                                                          ----------------------------
                                                                                          1999                   1998
                                                                                          ----                   ----
    Assets

Cash and due from banks                                                               $     929,837             17,520
Interest-bearing deposits with banks                                                        145,833             27,048
Federal funds sold                                                                        2,182,000                  -
                                                                                         ----------            -------
              Total cash and cash equivalents                                             3,257,670             44,568

Securities available for sale                                                             1,475,027                  -
Securities held to maturity                                                               1,000,000                  -
Loans receivable, net of allowance for loan losses of $42,382                             4,235,120                  -
Premises and equipment, net                                                                 366,500            232,687
Accrued interest receivable                                                                  79,439                  -
Federal Home Loan Bank stock, at cost                                                         9,400                  -
Deferred income taxes                                                                       250,095            119,285
Other assets                                                                                122,990             47,043
                                                                                         ----------            -------
              Total assets                                                             $ 10,796,241            443,583
                                                                                         ==========            =======
    Liabilities and Stockholders' Equity (Deficit)

Liabilities:
    Noninterest-bearing demand deposits                                                     907,021                  -
    Savings, NOW and money-market deposits                                                2,267,127                  -
    Time deposits                                                                         3,386,261                  -
                                                                                         ----------            -------

              Total deposits                                                              6,560,409                  -

    Other borrowings                                                                              -            465,000
    Accrued interest payable and other liabilities                                           58,562                  -
                                                                                         ----------            -------

              Total liabilities                                                           6,618,971            465,000
                                                                                         ----------            -------
Commitments and contingencies (Notes 4, 7, 14 and 15)

Stockholders' equity (deficit):
    Preferred stock, $.01 par value, 2,000,000 shares authorized,
         none issued and outstanding                                                              -                  -
    Common stock, $.01 par value; 8,000,000 shares authorized,
         514,478 and 3,942 shares issued and outstanding in
         1999 and 1998                                                                        5,145                 40
    Additional paid-in capital                                                            4,587,657            177,350
    Accumulated deficit                                                                    (404,244)          (198,807)
    Accumulated other comprehensive income (loss)                                           (11,288)                 -
                                                                                         ----------            -------

              Total stockholders' equity (deficit)                                        4,177,270            (21,417)
                                                                                         ----------            -------
              Total liabilities and stockholders' equity (deficit)                     $ 10,796,241            443,583
                                                                                         ==========            =======

See Accompanying Notes to Consolidated Financial Statements.


                                           PSB BANCGROUP, INC. AND SUBSIDIARY

                                          Consolidated Statements of Operations

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                          1999              1998
                                                                          ----              ----
Interest income:
    Loans receivable                                                   $ 130,804              -
    Securities                                                            57,608              -
    Other interest-earning assets                                        178,580            27,504
                                                                         -------           -------
              Total interest income                                      366,992            27,504
                                                                         -------           -------
Interest expense:
    Deposits                                                              79,226              -
    Borrowings                                                            12,071             9,034
                                                                         -------           -------
              Total interest expense                                      91,297             9,034
                                                                         -------           -------
Net interest income                                                      275,695            18,470

              Provision for loan losses                                   42,382              -
                                                                         -------           -------
Net interest income after provision for loan losses                      233,313            18,470
                                                                         -------           -------
Noninterest income-
    Service charges on deposit accounts and other fees                    12,064              -
                                                                         -------           -------
Noninterest expenses:
    Salaries and employee benefits                                       324,670           144,870
    Occupancy expense                                                     67,602            56,366
    Professional fees                                                     43,939            36,148
    Data processing                                                       55,795              -
    Telephone expense                                                     10,385             7,158
    Printing and office supplies                                          20,138             8,381
    Other                                                                 52,285            26,626
                                                                         -------           -------
              Total noninterest expenses                                 574,814           279,549
                                                                         -------           -------
              Loss before income tax benefit                            (329,437)         (261,079)

Income tax benefit                                                      (124,000)          (97,904)
                                                                         -------           -------
              Net loss                                                 $(205,437)         (163,175)
                                                                         =======           =======
Loss per share, basic and diluted                                      $    (.49)           (41.39)
                                                                         =======           =======
Weighted-average number of shares outstanding, basic and diluted         420,156             3,942
                                                                         =======           =======

See Accompanying Notes to Consolidated Financial Statements.



                                                 PSB BANCGROUP, INC. AND SUBSIDIARY

                                Consolidated Statements of Changes in Stockholders' Equity (Deficit)


                                                                                                     Accumulated
                                                                                                     Other
                                                                                                     Compre-         Total
                                                                    Additional                       hensive         Stockholders'
                                              Common Stock           Paid-In         Accumulated     Income          Equity
                                           Shares       Amount       Capital           Deficit       (Loss)          (Deficit)
                                           ------       ------      ----------       ------------    -------------   -------------

Balance at December 31, 1997                3,942    $      40        177,350           (35,632)         -               141,758

Comprehensive income (loss)-
         Net loss                            -              -            -             (163,175)         -              (163,175)
                                           ------        -----      ----------           -------       ------           ---------
Balance at December 31, 1998                3,942           40        177,350          (198,807)         -               (21,417)
                                                                                                                       ---------
Comprehensive income (loss):

         Net loss                            -              -            -             (205,437)         -              (205,437)

         Net unrealized loss on
             securities available
             for sale, net of tax
             of $6,810                       -              -            -                 -          (11,288)           (11,288)
                                                                                                                       ---------
         Comprehensive income
             (loss)                                                                                                     (216,725)
                                                                                                                       ---------
Conversion of common stock of
         organizers (see Note 11)          15,768          157           (157)             -             -                 -

Common stock issued, net of
         stock  issuance costs of
         $37,500                          493,768        4,938      4,401,474              -             -             4,406,412

Proceeds from issuance of
         common stock, exercise
         of warrants                        1,000           10          8,990              -             -                 9,000
                                          -------        -----      ---------           -------        ------          ---------
Balance at December 31, 1999              514,478      $ 5,145      4,587,657          (404,244)      (11,288)         4,177,270


See Accompanying Notes to Consolidated Financial Statements.



                                           PSB BANCGROUP, INC. AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows

                                                                                            Year Ended December 31,
                                                                                           1999                1998
                                                                                        -----------          ----------
Cash flows from operating activities:

    Net loss                                                                           $   (205,437)         163,175)
    Adjustments to reconcile net loss to net cash (used in)
      provided by operating activities:
         Depreciation and amortization                                                       12,085               -
         Provision for loan losses                                                           42,382               -
         Deferred income tax benefit                                                       (124,000)          97,904)
         Net amortization of deferred loan fees                                               6,834               -
         Increase in accrued interest receivable                                            (79,439)              -
         Increase in other assets                                                           (75,947)          (4,508)
         Increase in accrued interest payable and other liabilities                          58,562                -
                                                                                         ----------           ------

                  Net cash used in operating activities                                    (364,960)         (265,587)
                                                                                         ----------           -------
Cash flows from investing activities:

    Purchase of securities available for sale                                            (1,493,125)               -

    Purchase of securities held to maturity                                              (1,000,000)               -
    Net increase in loans                                                                (4,284,336)               -
    Purchase of Federal Home Loan Bank stock                                                 (9,400)               -
    Purchase of premises and equipment                                                     (145,898)         (232,687)
                                                                                         ----------           -------

                  Net cash used in investing activities                                  (6,932,759)         (232,687)
                                                                                         ----------           -------
Cash flows from financing activities:

    Net increase in deposits                                                              6,560,409                -
    Net (decrease) increase in borrowings                                                  (465,000)          465,000
    Net proceeds from issuance of common stock                                            4,415,412                -
                                                                                         ----------           -------
                  Net cash provided by financing activities                              10,510,821           465,000

Net increase (decrease) in cash and cash equivalents                                      3,213,102           (33,274)


Cash and cash equivalents at beginning of year                                               44,568            77,842
                                                                                         ----------           -------
Cash and cash equivalents at end of year                                               $  3,257,670            44,568
                                                                                         ==========           =======
Supplemental disclosure of cash flow information: Cash paid during the year for:

         Interest                                                                     $      47,383            18,470
                                                                                         ==========           =======
         Income taxes                                                                 $          -                 -
                                                                                         ==========           =======
    Noncash transaction-
         Accumulated other comprehensive income (loss),
              unrealized loss on securities available for sale, net of tax            $     (11,288)               -
                                                                                         ==========           =======

See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

           At December 31, 1999 and 1998 and for the Years Then Ended


(1)  Summary of Significant Accounting Policies
     General. PSB BancGroup, Inc. ("PSB") was incorporated on June 30, 1997. PSB owns 100% of the outstanding common stock of Peoples State Bank (the "Bank") (collectively the "Company"). PSB was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a (Florida) state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank opened for business on April 28, 1999 and offers a variety of community banking services to businesses and individuals through its banking office located in Lake City, Florida.

     Basis of Presentation. The accompanying  consolidated  financial statements of the Company include the accounts of PSB and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

     Use of Estimates. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

     Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold.

     Securities.  Securities  may be  classified  as  either  trading,  held  to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

     Loans Receivable. Loans receivable that management has th intent and ability to hold for the foreseeable future or un til maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

          Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

                                                                (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
     Loans Receivable,  Continued.   The   accrual  of   interest  on  loans  is
          discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

          All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by- case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

     Premises and Equipment.  Land is carried at cost. Premise and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful life of each type of asset.


                                                                (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
     Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     Income Taxes. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     Organizational Costs. Net preopening and organizational costs, which were incurred prior to commencement of banking operations, totaled $227,202 and were charged to expense as incurred. In addition to common stock purchased by the organizers (See Note 10), the Company obtained a line of credit from a financial institution to fund organizational costs. This line of credit was paid-off with proceeds from the common stock offering.

     Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

     Fair Values  of  Financial  Instruments.  The  fair  value  of a  financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

          Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

          Securities. Fair values for securities held to maturity and available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

          Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to- four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

                                                                (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
     Fair Values  of  Financial   Instruments,   Continued.   Accrued   Interest
          Receivable. Book value approximates fair value.

          Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

          Borrowed Funds. The carrying amounts of other borrowings approximate their fair values.

          Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Loss Per Share. Basic and diluted loss per share have bee computed on the basis of the weighted- average number of common shares outstanding during the periods.

     Advertising. The Company expenses all media advertising as incurred.

     Future  Accounting  Requirements.  Financial  Accounting  Standards  133  -
          Accounting for Derivative Investments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company will be required to adopt this Statement January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Company.

(2)  Securities

     Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1999 are as follows:

                                  Amortized   Unrealized   Unrealized   Fair
                                     Cost        Gains        Losses    Value
                                  ---------   ----------   ----------  -------

  Available for sale-
        U.S. Government
            Agency securities   $1,493,125          -       (18,098)   1,475,027
                                 =========    ==========     ======    =========

                                                                     (continued)




                                           PSB BANCGROUP, INC. AND SUBSIDIARY

                                  Notes to Consolidated Financial Statements, Continued

(2)  Securities, Continued

                                                     Amortized         Unrealized        Unrealized          Fair
                                                       Cost              Gains            Losses             Value
                                                     ----------        ----------        ----------          -------
         Held to maturity-
              U.S. Government
                  Agency securities                 $ 1,000,000           -                (11,719)           988,281

    There were no sales of securities in 1999.

    The scheduled maturities of securities at December 31, 1999 are as follows:



                                                               Available for Sale                 Held to Maturity
                                                             -----------------------           ----------------------
                                                               Amortized       Fair            Amortized      Fair
                                                               Cost            Value             Cost         Value
                                                             -----------      ------           ---------      -----
              Due in less than one year                     $          -             -          500,000      497,500
              Due from one to five years                       1,493,125     1,475,027          500,000      490,781
                                                               ---------     ---------        ---------      -------
                                                             $ 1,493,125     1,475,027        1,000,000      988,281

                                                               =========     =========        =========      =======

(3)  Loans Receivable

    The components of loans receivable are as follows:

                                                       At December 31,
                                                            1999
                                                       --------------

              Commercial                               $    769,829
              Commercial real estate                      2,311,677
              Residential real estate                       557,704
              Consumer and other                            645,126
                                                          ---------

                                                          4,284,336

              Deduct:
                  Net deferred loan fees                     (6,834)
                  Allowance for loan losses                 (42,382)
                                                          ---------
              Loans, net                                $ 4,235,120
                                                          =========

                                                           (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(3)  Loans Receivable, Continued
    An analysis of the change in the allowance for loan losses follows:

                                                              Year Ended
                                                             December 31,
                                                                 1999
                                                             -----------
              Beginning balance                            $      -
              Provision for loan losses                        42,382
                                                               ------

              Ending balance                               $   42,382
                                                               ======

    The Bank had no impaired loans at or for the year ending December 31, 1999.

(4)  Premises and Equipment

    A summary of premises and equipment follows:

                                                             At December 31,
                                                            ----------------
                                                            1999        1998
                                                            ----        ----
    Land                                                $ 176,744      176,744
    Leasehold improvements                                 19,873        -
    Furniture and equipment                                84,812       55,943
    Construction in process                                97,156        -
                                                          -------      -------

        Total, at cost                                    378,585      232,687

        Less accumulated depreciation and amortization    (12,085)       -
                                                          -------      -------
        Premises and equipment, net                     $ 366,500      232,687
                                                          =======      =======

     The Company currently leases its office facilities under a operating lease. This lease expires in the second quarter of the year 2000 when the Company expects to move into their permanent banking office. The permanent banking office will be owned by the Company and is under construction at December 31, 1999. The Company has purchase commitments of approximately $1.2 million to complete this facility. Rent expense under operating leases during the years ended December 31, 1999 and 1998 was $13,200 and $11,700, respectively. Future minimum rental payments under this noncancelable lease for the year ending December 31, 2000 is $8,162.

                                                         (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(5)  Deposits

     The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $1.2 million at December 31, 1999.

     A schedule of maturities of time deposit follows:

              Year Ending
              December 31,                            Amount
              ------------                         -----------
                  2000                            $  2,793,250
                  2001                                 485,289
                  2002                                   7,500
                  2003                                 100,222
                                                     ---------
                                                  $  3,386,261
                                                     =========
(6)  Credit Risk

     The Company grants the majority of its loans to borrowers throughout the Lake City, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Lake City, Florida.

(7) Financial Instruments

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and unused lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend  credit are  agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

                                                                    (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(7) Financial Instruments, Continued
     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                  At December 31,
                                               1999                   1998
                                       -------------------    -----------------
                                       Carrying      Fair     Carrying     Fair
                                         Amount      Value     Amount      Value
                                       --------    -------    --------   -------
  Financial assets:
       Cash and cash equivalents        $ 3,258      3,258        45        45
       Securities available for sale      1,475      1,475        -         -
       Securities held to maturity        1,000        988        -         -
       Loans receivable, net              4,235      4,225        -         -
       Accrued interest receivable           79         79        -         -
       Federal Home Loan Bank stock           9          9        -         -

  Financial liabilities:
       Deposit liabilities                6,560      6,683        -         -
       Other borrowings                       -          -       465       465

A summary of the amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 1999 follows (in thousands):

           Unfunded loan commitments                             $ 748
                                                                  ====
           Unused lines of credit                                $ 221
                                                                  ====
(8)  Income Taxes
     The income tax benefit consisted of the following:

                                                       Year Ended December 31,
                                                    1999              1998
              Deferred:
                  Federal                         $(105,876)           (83,594)
                  State                             (18,124)           (14,310)
                                                   --------             ------
                    Total deferred benefit        $(124,000)           (97,904)
                                                   ========             ======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(8)  Income Taxes, Continued

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:


                                                                       Year Ended December 31,
                                                                    1999                       1998
                                                             -------------------          ---------------
                                                                           % of                      % of
                                                                          Pretax                    Pretax
                                                              Amount        Loss           Amount    Loss
                                                              ------      ------           ------   ------
      Income tax benefit at statutory rate                  $(112,008)   (34.0)%         $(88,767) (34.0)%
      Increase (decrease) resulting from:
          State taxes, net of federal tax benefit             (11,962)    (3.6)            (9,445)  (3.6)
          Other                                                   (30)       -                308     .1
                                                              -------     -----            -------  ----

                                                            $(124,000)   (37.6)%         $(97,904) (37.5)%
                                                              =======     =====            =======  ====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.


                                                                      At December 31,
                                                                   1999            1998
                                                                  ------          ------
  Deferred tax assets:
      Organizational and preopening costs                       $ 140,796        114,780
      Net operating loss carryforwards                            130,185          4,505
      Charitable contributions                                        412           -
      Unrealized loss on securities available for sale              6,810           -
                                                                  -------        -------
               Deferred tax assets                                278,203        119,285
                                                                  -------        -------
  Deferred tax liabilities:
      Accrual to cash conversion                                   25,963           -
      Allowance for loan losses                                     1,807           -
      Accumulated depreciation                                        338           -
                                                                  -------        -------
               Deferred tax liabilities                            28,108           -
                                                                  -------        -------
               Net deferred tax asset                           $ 250,095        119,285
                                                                  =======        =======

At December 31, 1999, the Company has approximately the following net operating loss carryforwards available to offset future taxable income:

              Expiration

                  2012                           $    2,600
                  2018                                9,400
                  2019                              334,000
                                                    -------
                                                 $  346,000
                                                    =======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(9)  Related Party Transactions

     At December 31, 1999, officers and directors of the Compan and entities in which they hold a financial interest had approximately $272,000 of loans with the Company.

(10) Stock Option Plan

     The Company has adopted a stock option plan, subject to shareholder approval, for employees of the Company. Under the plan, the total number of options which may be granted is 51,347. As of December 31, 1999, no options had been formally granted.

(11) Stockholders' Equity

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1999, the Bank has no amounts available for dividends.

     As of December 31, 1999, the Company has sold 514,478 shares of common stock, which includes the exercise of 1,000 warrants (see below), for an aggregate of $4.4 million. The Company incurred $37,500 in offering expenses relating to their public offering of the Company's common stock and warrants. Offering expenses were deducted from the proceeds received from the sale of common stock and warrants.

     During the initial offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock for $9 per share during the 48 month period ending June 8, 2002. There were 512,478 warrants outstanding as of December 31, 1999.

     As of December 31, 1998, the Company had sold 3,942 shares of common stock to its organizers for an aggregate of $177,390. Such shares were converted on a five shares for one share basis at the closing of the common stock offering. In addition the organizers received five warrants for each share converted. Each warrant entitles the holder to purchase one share of common stock at $9 per share. The shares converted and warrants outstanding are included in the totals in the previous paragraphs.

(12)  Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(12) Regulatory Matters, Continued

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages as of December 31, 1999 are also presented in the table (dollars in thousands).


                                                                                                  Minimum
                                                                                                 To Be Well
                                                                                                Capitalized Under
                                                                        Minimum Capital         Prompt Corrective
                                              Actual                      Requirement           Action Provisions:
                                       -----------------------      --------------------        -----------------------
                                       Amount             %          Amount           %          Amount            %
                                       ------           ------      -------         -----       -------          ------
     As of December 31, 1999:
         Total capital to Risk-
           Weighted assets            $ 3,748           61.60%       $ 487          8.00%         $ 608          10.00%
         Tier I Capital to Risk-
           Weighted Assets              3,696           60.75          243          4.00            365           6.00
         Tier I Capital
           to Average Assets            3,696           39.91          370          4.00            463           5.00

                                                                    (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(13)  Parent Company Only Financial Information

     The  Holding Company's unconsolidated financial information is as follows:

                            Condensed Balance Sheets

                                                       At December 31,
                                                      1999         1998
                                                      ----         ----
        Assets

     Cash and   interest-bearing   deposits     $  131,970       44,568
     Investment  in subsidiary                   3,935,500         -
     Other assets                                  109,800      399,015
                                                 ---------      -------

     Total assets                              $ 4,177,270      443,583
                                                 =========      =======


     Liabilities and Stockholders' Equity (Deficit)

     Borrowings                                          -      465,000
     Stockholders equity (deficit)               4,177,270      (21,417)
                                                 ---------      -------
        Total liabilities and stockholders'
             equity (deficit)                  $ 4,177,270      443,583
                                                 =========      =======

                       Condensed Statements of Operations



                                                              Year Ended
                                                              December 31,
                                                            1999        1998
                                                            ----        ----

        Revenues                                         $  72,284      27,504
        Expenses                                          (107,461)   (190,679)
                                                           -------     -------


            Loss before loss of subsidiary                 (35,177)   (163,175)
            Loss of subsidiary                            (170,260)       -
                                                           -------     -------

            Net loss                                     $(205,437)   (163,175)
                                                           =======     =======

                                                                   (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(13)  Parent Company Only Financial Information, Continued

                       Condensed Statements of Cash Flows



                                                            Year Ended
                                                            December 31,
                                                       -----------------------
                                                       1999               1998
                                                       ----               ----

Cash flows from operating activities:
     Net  loss                                      $ (205,437)        (163,175)
     Adjustments to reconcile net loss to net
      cash provided by operating activities:
        Equity in undistributed loss of subsidiaries   170,260                -
        Net decrease (increase) in other assets        289,215         (335,099)
                                                     ---------          -------

        Net  cash provided by operatin activities      254,038         (498,274)

Cash flows  from   investing   activities  -
        Net  investment  in  subsidiary             (4,117,048)               -
                                                     ---------          -------

 Cash flows from financing activities:
        Proceeds from issuance of common stock, net  4,415,412                -
        Net (decrease)   increase  in  borrowings     (465,000)         465,000
                                                     ---------          -------
           Net cash provided by financing activities 3,950,412          465,000
                                                     ---------          -------

Net increase (decrease) in cash and cash equivalents    87,402          (33,274)

Cash and cash equivalents at beginning of the year      44,568           77,842
                                                     ---------          -------

Cash and cash equivalents at end of year             $ 131,970           44,568
                                                     =========          =======

Noncash transaction - change in investment in
  subsidiary due to change in accumulated other
  comprehensive income (loss), net of tax           $ (11,288)               -
                                                     =========           =======
(14) Contingency
     The former president and chief executive officer has filed a civil action against the Company and certain of its officers and directors. The action concerns his employment contract and he is seeking certain monetary damages. Management believes, based on the opinion of legal counsel, that the Company will not incur any liability in connection with this civil action.

(15) Year 2000 Issues
     The Company's operating and financial systems have been found to be compliant; the "Y2K Problem" has not adversely affected the Company's operations nor does management expect that it will.

                                                                    (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(16) Selected  Quarterly  Results  (Unaudited)

     The following table presents summarized quarterly data (in thousands, except per share amounts):


                                          Year Ended December 31, 1999
                                 ----------------------------------------------
                                  First     Second     Third     Fourth
                                 Quarter   Quarter    Quarter   Quarter    Total
                                 -------   -------    -------   --------  ------

Interest income                  $    53        53        108        152     366
Interest expense                       8        10         24         49     91
                                    ----      ----       ----       ----   ----
Net interest income                   45        43         84        103    275

Provision for loan losses              -         5         11         26     42
                                    ----      ----       ----       ----   ----
    Net interest income after
        provision for loan
        losses                        45        38         73         77    233
                                    ----      ----       ----       ----   ----
Noninterest income                     -         1          5          6     12
Noninterest expense                   67       170        155        182    574
                                    ----      ----       ----       ----   ----
Loss before income tax benefit       (22)     (131)       (77)       (99)  (329)

Income tax benefit                    (8)      (49)       (29)       (38)  (124)
                                    ----      ----       ----       ----   ----
Net loss                           $ (14)      (82)       (48)       (61)  (205)
                                    ====      ====       ====       ====   ====
Basic and diluted loss per common
share                               (.14)     (.16)      (.09)      (.10)  (.49)
                                    ====      ====       ====       ====   ====